   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 15, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                       REGISTRATION STATEMENT ON FORM S-3

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------
                             CELERITY SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                        DELAWARE                                        52-2050585
(State or jurisdiction of incorporation or organization)   (I.R.S. Employer Identification No.)

                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                                 (865) 539-5300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                        KENNETH D. VAN METER, PRESIDENT
                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                                 (865) 539-3601
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   COPIES TO:

                              DAVID GONZALEZ, ESQ.
                              BUTLER GONZALEZ, LLP
                             1000 STUYVESANT AVENUE
                            UNION, NEW JERSEY 07083
                     (908) 810-8588 / (908) 810-0973 (FAX)
                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED             PROPOSED
                                                                          MAXIMUM              MAXIMUM
      TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE        OFFERING PRICE          AGGREGATE         REGISTRATION
              TO BE REGISTERED                     REGISTERED            PER SHARE         OFFERING PRICE            FEE
Common Stock, par value $.001 per share,
issuable upon conversion of the outstanding
principal amount of, and other amounts due
under, the Company's $110,000 principal
amount of 4% Convertible Debentures due
2002.........................................     143,000(1)(2)            $2.00              $286,000               $76
Common Stock, par value $.001 per share,
issuable upon conversion of the outstanding
principal amount of, and other amounts due
under, the Company's $204,980 principal
amount of 8% Convertible Debentures due
2002.........................................     266,474(1)(2)            $2.00              $532,948              $141
Common Stock, par value $.001 per share,
issuable upon conversion of outstanding
principal amount of, and other amounts due
under, the Company's $10,000 principal amount
of 8% Convertible Debentures due 2003........     13,000(1)(2)             $2.00               $26,000               $7
Common, stock, par value $.001 per share,
issuable upon conversion of the outstanding
principal amount of, and other amounts due
under, the Company's $5,000,000 principal
amount of 4% Convertible Debentures are due
2004, which are issued pursuant to a Line of
Credit Agreement.............................     899,037(1)(2)            $2.00             $1,798,074             $475
Common Stock, par value $.001 per share,
issuable upon the exercise of certain
outstanding warrants issued September 30,
1999 and expiring on September 29, 2002......      250,000(1)              $2.00              $500,000              $132
Common Stock, par value $.001 per share......      750,000(1)              $2.00             $1,500,000             $396
Total Common Stock, par Value $.001 per
share........................................       2,321,511              $2.00             $4,643,022            $1,226

(1) Determined pursuant to Rule 457(C) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registrant hereby registers such additional shares as may be issuable pursuant to certain anti-dilution provisions of any of the Convertible Debentures described above.
                         ------------------------------
    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED FEBRUARY 15, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                        2,321,511 SHARES OF COMMON STOCK

                             CELERITY SYSTEMS, INC.

                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                             (865) 539-5300 (PHONE)
                              (865) 539-3502 (FAX)

                             ---------------------

    Certain stockholders of Celerity Systems, Inc. are offering and selling up to 2,321,511 shares of the Company's common stock under this prospectus. Of such shares, we are offering 899,037 shares of common stock that are or may be issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under, our $5,000,000 principal amount of 4% Convertible Debentures due 2004, which are to be issued pursuant to a Line of Credit Agreement entered into by the Company; 143,000 shares of common stock that are or may be issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under our $110,000 principal amount of 4% Convertible Debentures due 2002; and 266,474 shares of common stock that are or may be issusable upon conversion of the outstanding principal amount of, and interest and other amounts due under our $204,980 principal amount of 8% Convertible Debentures due 2002; 13,000 shares of common stock that are or may be issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under our $10,000 principal amount of 8% Convertible Debentures due 2003; and 250,000 shares of common stock that are or may be issuable upon exercise of outstanding warrants of the Company issued
September 30, 1999 and expiring on September 29, 2002. See the "Plan of Distribution" on Page 17.

    The Company will not receive any proceeds from the sale of the common stock by the selling stockholders or upon conversion of any of the Convertible Debentures. The Company will receive $0.83 per share upon exercise of the warrants.

    Information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.

    OTC Bulletin Board Symbol--"CLRT"

    On February 9, 2000, the closing bid price of the common stock as reported by the OTC Bulletin Board was $2.00.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                             ---------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
        THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO

                      THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

    You should read all of this prospectus, especially the section "Risk Factors" starting on page 3, and the current public information and audited financial statements described in "Where You Can Find More Information" on page 22 of this prospectus, before deciding whether to purchase the common stock offered in this prospectus.

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 10, 2000.
                            SUMMARY OF THE OFFERING

Securities Offered........................  2,321,511 shares of the Company's common stock. Of such shares, the Company is also offering 899,037 shares of
                                            common stock that are or may be issuable upon conversion
                                            of the outstanding principal amount of, and interest and
                                            other amounts due under, the Company's amount of
                                            Convertible Debentures due 2004, which are to be issued
                                            pursuant to a Line of Credit Agreement entered into by
                                            the Company; 143,000 shares of common stock that are or
                                            may be issuable upon conversion of the outstanding
                                            principal amount of, and interest and other amounts due
                                            under, the Company's principal amount of 4% Convertible
                                            Debentures due 2002; 266,474 shares of common stock that
                                            are or may be issuable upon conversion of the Company's
                                            outstanding principal amount of, and interest and other
                                            amounts due under, the principal amount of 8%
                                            Convertible Debentures due 2002; 13,000 shares of common
                                            stock that are or may be issuable upon conversion of the
                                            outstanding principal amount of, and interests and other
                                            amounts due under the Company's $10,000 principal amount
                                            of 8% Convertible Debentures due 2003; and 250,000
                                            shares of common stock that are or may be issuable upon
                                            exercise of outstanding warrants of the Company issued
                                            September 30, 1999 and expiring on September 29, 2002.

Use of Proceeds...........................  The Company will not receive any of the proceeds from the sale of the common stock offered by the Selling
                                            Stockholders or upon conversion of any of the
                                            Convertible Debentures described above. The Company will
                                            receive $2.00 per share upon exercise of the warrants.

Risk Factors..............................  The securities offered hereby involve a high degree of risk. See "RISK FACTORS" on page 3.

Offering Price............................  All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to
                                            be determined by the Selling Stockholders at the time of
                                            sale.

OTC Bulletin Board Symbol.................  "CLRT"

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS IS SUBJECT TO MANY RISKS. WE SUMMARIZE SOME OF THE MOST SERIOUS RISKS BELOW. THE COMPANY IS ALSO SUBJECT TO MORE GENERAL RISKS DESCRIBED IN THE SECTION "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS" BEGINNING ON PAGE 31. YOU SHOULD READ AND UNDERSTAND ALL OF THE RISK FACTORS BEFORE MAKING A DECISION TO INVEST.

    NEED FOR ADDITIONAL FINANCING

    As of September 30, 1999 we had a cash and cash equivalents of approximately $760.00 and a negative working capital of approximately $1,225,000. Our cash and working capital positions have declined since that date, and we are dependent upon the receipt of additional financing in order to continue as a viable entity.

    In the first quarter of 1999, we sold $600,000 aggregate principal amount of convertible debentures in a private offering. In addition, in the third quarter of 1999, the we received approximately $550,000 in two debt offerings. Also in the third quarter of 1999, effective September 30, 1999, we entered into a $5,000,000 Line of Credit Agreement with GMF Holdings and the May Davis Group. Pursuant to the Line of Credit Agreement we may issue and sell to GMF Holdings up to $5,000,000 principal amount of 4% Convertible Debentures during a period beginning on the effective date of a registration statement covering our common stock underlying the Convertible Debentures and ending September 30, 2000. Also in the fourth quarter of 1999 we sold $110,000 aggregate principal amount of 4% Convertible Debentures and $204,980 aggregate principal amount of 8% Convertible Debentures in a private offering. In the first quarter of 2000 we sold $10,000 aggregate principal amount of 8% Convertible Debentures in a private offering.

    The net proceeds from such financings have been and are intended to be applied to our outstanding obligations and working capital.

    We will not be able to continue operations without additional financing. The receipt of any additional net proceeds will be applied to our working capital needs and outstanding obligations. We cannot assure you that such Additional financing will be available when needed on acceptable terms, or at all.

    HISTORY OF LOSSES AND ACCUMULATED DEFICIT

    We had net losses of $8,675,000 for fiscal 1997, $6,955,800 for fiscal 1998 and $2,440,000 for the nine months ended September 30, 1999. We had an accumulated deficit of approximately $14,472,100 at December 31, 1997, $21,428,000 at December 31, 1998 and $23,871,619 at September 30, 1999. Losses
have continued since September 30, 1999. We cannot assure you that we will continue as a going concern or ever operate profitably. We may experience fluctuations in future operating results as a result of a number of factors, including delays in digital video product enhancements and new product introductions. We cannot assure you that we will be able to develop commercially successful products or that we will recognize significant revenues from such products.

    ABILITY TO CONTINUE AS A GOING CONCERN

    The report of our independent accountants with respect to our December 31, 1998 financial statements contains an explanatory paragraph regarding the uncertainty resulting from our recurring losses, and cash flow and working capital problems. we have also significantly scaled back our operations as a result of these factors. The lack of sales or a significant financial commitment raises substantial doubt about our ability to continue as a going concern or to operate our business on a full-scale basis. There can be no assurance that we will ever receive the funds necessary for us to continue as a going concern or to operate our business on a full-scale basis.

    LIMITED SALES; LIMITED MARKETING AND SALES EXPERIENCE

    We have limited resources and limited experience in marketing and selling our products. Our sales efforts are currently being supervised by our President. We cannot assure you that we will be able to establish and maintain adequate marketing and sales opportunities or make arrangements with others to perform such activities.

    We have not received any material new orders, other than an order in September 1998 for $96,000 and an order in January 1999 for $1,253,000 ($13,000 of which has been recognized through the third quarter of 1999), for interactive video projects since June 1997. We have discontinued our CD-ROM segment of operations, although we have received a number of orders for CD-ROM products in the fourth quarter of 1998 and continue to receive orders in 1999.

    Achieving market penetration will require significant efforts to create awareness of, and demand for, our products. Accordingly, our ability to expand our customer base will depend upon our marketing efforts, including our ability to establish an effective internal sales organization or strategic marketing arrangements with others. Our failure to successfully develop marketing and sales opportunities will have a material adverse effect on our business. Further, we cannot assure you that such development will lead to sales of our current or proposed products.

    LACK OF DIVIDENDS

    We have never paid any dividends on our common stock. We anticipate that, for the foreseeable future, any earnings that may be generated from operations will be used to support internal growth and that dividends will not be paid to stockholders.

    NECESSITY OF ATTRACTING AND RETAINING EMPLOYEES

    Upon consummation of our initial pubic offering in November 1997, we intended, subject to the availability of funds, to hire approximately 50 employees (in addition to our more than 60 then current employees) for engineering, product development and operations; sales and marketing; and management and administrative staff. Due, in large measure, our inability to realize sufficient cash flow from operations, we have been unable to implement our hiring plans. We have reduced our workforce to approximately 5 employees, which includes the departure of the Vice President of Sales and Marketing in October 1998, the Controller in January 1999, the Vice President of Business Development in June 1999 and the Vice President of Engineering in
September 1999.

    In 1998, we hired approximately 30 additional staff, but based on the lack of new sales in the interactive video area, and our heavy requirement for cash related to the development and initial manufacture of the T 6000 digital set top box, we were required to layoff of a small number of employees, and a larger number left us voluntarily, especially during the final six months of the year, resulting in a reduction of approximately 45 staff from its peak number in July 1998.

    We are in arrears in paying compensation to our employees and will not be able to continue to retain them if we do not obtain additional funds to pay them.

    DEPENDENCE ON KEY PERSONNEL

    Our success depends to a significant extent on the performance and continued service of senior management, particularly Kenneth D. Van Meter and Dennis Smith. In addition, senior officers (with the exception of Mr. West, who is on an extended leave of absence) joined us in 1997 and 1998 and do not have long-standing relationship with us. Our failure to retain the services of key personnel or to attract additional qualified employees could adversely affect us.

    We have entered into employment agreements with Messrs. Van Meter and West. Mr. Van Meter's employment agreement expired on January 20, 2000. Mr. West's employment agreement expires May 1, 2000, and has been amended to provide for a voluntary leave of absence continuing through the end of the term of his employment agreement. Mr. Smith's employment may be terminated by him or the us at any time.

    DELISTING FROM THE THE NASDAQ SMALLCAP MARKET; TRADING ON THE OTC BULLETIN BOARD; PENNY STOCK

    On October 25, 1999 we were notified by Nasdaq that our common stock was delisted from trading on the Nasdaq SmallCap Market effective October 21, 1999. The delisting followed a Nasdaq panel's determination that we did not meet the $1.00 per share bid price and $2,000,000 net tangible assets requirements for maintenance on the Nasdaq SmallCap Market. The panel also cited the explanatory paragraph in our auditors report on our December 30, 1998 financial statements regarding substantial doubt about our ability to continue as a going concern going and determined that the our proposed merger with FutureTrak
International, Inc., (which has since been terminated) constituted a reverse merger, requiring us to comply with more stringent initial listing requirements. The panel was of the opinion that we failed to present a definitive plan for continued listing on the Nasdaq SmallCap Market within a reasonable period and to sustain compliance with those requirements over the long term.

    As a result of the delisting, there may be a limited release of the market prices of our common stock and limited news coverage of the Company. The delisting may also restrict investors' interest in our securities and materially adversely affect the trading market and prices for such securities and our ability to issue additional securities or to secure additional financing.

    In addition low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, as long as the trading price of our common stock is less than $5.00 per share, which it currently is, the common stock is subject to Rule 15g-9 under the Securities Exchange Act of 1934 which, among other things, requires that broker/ dealers satisfy special sales practice requirements. These requirements include making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction.

    If our securities are deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades of our securities. Such disclosure includes the delivery of a disclosure schedule explaining the nature and risks of the penny stock market.

    The foregoing requirements could severely limit the liquidity of our securities and materially adversely affect our ability to issue additional securities or to secure additional financing.

    CONTROL BY MANAGEMENT

    Our officers and directors beneficially own approximately 17.6% of the outstanding common stock. As a result of such ownership, management may have the ability to control both the election of the directors and the outcome of issues submitted to a vote of stockholders.

    LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

    Our Certificate of Incorporation includes provisions to eliminate, to the extent permitted by law, the personal liability of directors for monetary damages arising from a breach of their fiduciary duties as directors. Our Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) we shall indemnify, and upon request shall advance expenses to, any director in connection with any action related to such a breach of their fiduciary duties as directors to the extent permitted by law. In addition, our Certificate of Incorporation requires that we indemnify any director, officer, employee or agent of the Company for acts which such person conducted in good faith.

    As a result of such provisions, stockholders may be unable to recover damages against the directors and officers for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties. This may reduce the likelihood of stockholders instituting derivative litigation against directors and officers. This may also discourage or deter stockholders from suing directors, officers, employees, and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and stockholders.

    SHARES ELIGIBLE FOR FUTURE SALE

    Other than certain shares held by affiliates of the Company, substantially all of our shares of common stock are freely transferable without restriction or further registration under the Securities Act. The remaining shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold pursuant to Rule 144, other than shares of common stock underlying certain options, warrants and convertible securities which may be sold under Rule 144 pursuant to Rule 701 under the Securities Act or if "cashless exercise" provisions are utilized in connection with their exercise. The sale of a substantial number of shares of common stock or the availability of common stock for sale could adversely affect the market price of the common stock.

    EFFECT OF PREVIOUSLY ISSUED OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES

    As of September 30, 1999,options to purchase an aggregate of 24,500 shares of common stock are outstanding under our 1995 stock option plan. These options are all exercisable at $0.688 per share. In addition, options to purchase an aggregate of 207,720 shares of common stock are outstanding under our 1997 stock option plan. These options are exercisable at prices ranging from $0.688 to $2.938 per share, although a majority of such options are exercisable at $0.688 per share. We also have additional outstanding options and warrants to purchase approximately 207,720 shares of common stock.

    The foregoing is in addition to the 2,321,511 shares which are being offered for sale pursuant to this prospectus. Based on the market price of the common stock on February 9,2000, 1,321,511 shares would be issuable upon conversion of the Convertible Debentures described in this prospectus, of which some are currently convertible at a 25% discount to the market price of the common stock, and the remainder of which are currently convertible at the debenture holders option of either a 35% discount to the to the highest bid price for the common stock for five trading days preceding or at fixed price of $0.75 Cents per share or $0.50 Cents per share and the 250,000 shares of common stock that are or may be issuable upon exercise of outstanding warrants issued September 30, 1999 and expiring September 29, 2002

    Additional shares are issuable for interest and liquidated damages due on the Convertible Debentures and as a result of the triggering of anti-dilution provisions of other instruments and agreements.

    The outstanding options, warrants and convertible debentures may hinder future financings, since the holders of such securities may be expected to exercise them at a time when we will otherwise be able to obtain equity capital on more favorable terms. The existence or exercise of the outstanding options, warrants and convertible debentures, and subsequent sale of the common stock issuable upon such exercise could adversely affect the market price of our securities.

    OBLIGATIONS IN CONNECTION WITH THE ISSUANCE OF THE CONVERTIBLE DEBENTURES

    We are obligated to register the underlying common stock issuable upon conversion of the Convertible Debentures described in this prospectus under various registration rights agreements. We did not timely fulfill our registration obligations in respect to some of the Convertible Debentures. We will be required to pay liquidated damages in the form of increased interest on the convertible debentures as a result of our failure to timely file such registration statement and have it declared effective by the Securities and Exchange Commission.

    In addition, we have agreed to obtain (within 90 days following the issuance of the Convertible Debentures) stockholder approval, for the possible issuance upon conversion of the Convertible Debentures of shares of common stock representing in excess of 19.99% of the outstanding shares of common stock on the date the Convertible Debentures were issued. We will not timely obtain such approval with respect to some of the Convertible Debentures. In addition, although we believes that such approval will be obtained, we may be required to pay liquidated damages in the form of increased interest on the Convertible Debentures as a result of our failure to timely obtain stockholder approval.

    RISKS APPLICABLE TO FOREIGN SALES

    For the years ended December 31, 1996, 1997 and 1998, substantially all of our interactive video revenues were derived from projects in foreign countries from foreign sales. However, nearly all of our current proposals are for projects in North America.

    It may be difficult to enforce agreements against foreign-based customers. We may also face difficulties in collecting payments from foreign customers. Other risks applicable to foreign sales include the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, unavailability of suitable export financing, tariff regulations, quotas, shipping delays, foreign taxes, export restrictions, licensing requirements, changes in duty rates, and other United States and foreign regulations. In addition, we may experience additional difficulties in providing prompt and cost effective service for our products in foreign countries. Finally, we believe that potential sales opportunities have been adversely affected by the current Asian general economic downturn. We do not carry insurance against any of these risks.

    SUBSTANTIAL UP-FRONT EXPENSES; LIQUIDATED DAMAGES PROVISIONS AND OTHER PROJECT RISKS

    A significant portion of our revenues have been, and are expected to continue to be, derived from substantial long-term projects which require significant up-front expense to the Company. There can be no assurance that revenues will be realized until the projects are completed or certain significant milestones are met. For example, suppliers and developers for long-term interactive video projects, such as the Korean, Israeli, Taiwanese, and Chinese projects in which we participated, are required to reach certain milestones prior to the Company's receipt of significant payments. Our failure, or any failure by a third-party with which we may contract, to perform services or deliver interactive video products on a timely basis could result in a substantial loss to the Company.

    We have had difficulty in meeting delivery schedules, which has resulted in customer dissatisfaction. In addition, difficulty in completing a project could have a material adverse effect on our reputation, business, and results of operations. In many instances, we are dependent on the efforts of third parties to adequately complete our portion of a project and, even if our digital video servers perform as required, a project may still fail due to other components of the project supplied by third parties. As a result of liquidated damages and "hold-back" provisions in customer contracts, we reserved approximately $570,000, as of December 31, 1997 ($436,000 of which continues to be reserved as of September 30, 1999), for potential uncollectible accounts receivable.

CONSEQUENCES OF FIXED PRICE CONTRACTS AND COMMITMENTS

    We have entered into and may in the future enter into fixed price agreements for the sale of our products and services. Pricing for such commitments is made based upon estimates of development and production effort and estimates of future product costs. We bear the risk of faulty estimates, cost overruns and inflation in connection with these commitments. Therefore, any fixed price agreement can become unprofitable and could materially adversely affect the Company.

    We reserved approximately $673,000 for the year ended December 31, 1996 for potential losses on uncompleted contracts. We Company completed our deliverables on the contracts in the first quarter of 1998, exhausting the reserves established in 1996 and incurring additional costs of approximately $190,000. We cannot assure you that these type of risks will not continue to negatively affect our margins and profitability.

    COMPETITION

    The interactive video industry is highly competitive. Many of the companies with which we currently compete or may compete in the future have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to customers, than the ours. In addition, certain of such competitors have entered into strategic alliances which may provide them with certain competitive advantages. We can not assure you that we will be able to compete successfully with existing or future competitors.

    UNCERTAIN MARKET ACCEPTANCE

    We are engaged in the design and development of interactive video products. As with any new technology, there is a substantial risk that the marketplace may not accept the technology utilized in our products. Market acceptance of our products will depend, in large part, upon our ability to demonstrate the performance advantages and cost-effectiveness of their products over competing products and the general acceptance of interactive video services. In particular, the Company believes that widespread deployment of interactive video systems will depend on a number of factors, including:

    - decreases in the cost per subscriber;

    - the "user-friendliness" of such systems, particularly set top boxes and remote controls which are relatively easy to understand and use; and

    - improvements in the quantity and quality of interactive services available.

    Although recent developments have reduced the cost per subscriber, and we anticipate that such costs will continue to decrease as interactive video systems are more widely deployed, the current cost per subscriber may make the system too expensive for a number of potential network operators. We cannot assure you that they will be able to market their technology successfully or that any of their current or future products will be accepted in the marketplace.

    RISKS ASSOCIATED WITH CONTRACTS WITH EN KAY TELECOM CO., LTD.

    In September 1996, we entered into an agreement with En Kay Telecom
Co., Ltd., a Korean company, pursuant to which the Company, as licensor, agreed to design a digital set top box which would be manufactured and sold by En K in the Republic of Korea. In February 1997, we entered into a second license agreement with En K for the manufacture by En K of two models of our video servers in Korea, as well as a license to sell those server models on an exclusive basis in Korea (subject to an exception for another project) and on a non-exclusive basis elsewhere.

    We received $600,000 under the 1996 agreement. However, in April 1997,we stopped production under the 1996 agreement pending settlement of disputes under the 1997 agreement.

    The 1997 agreement provided for the payment by En K to the Company of $1,000,000 on each of February 21, 1997 and May 1, 1997, $4,000,000 during 1998, and minimum annual purchases of $2,000,000 over a five-year period. En K has failed to make the initial two payments under the 1997 agreement, although En K did pay $200,000 in mid-May 1997.

    We gave notice of default in April 1997, and placed En K in default in May 1997, when En K failed to cure the payment default within the agreed thirty-day period. To date, En K has not honored either of its agreements us. We cannot assure you that they will prevail in any legal proceeding, or, if they do prevail, that they will collect any amounts awarded. In addition, although we do not believe there is any basis for such a course of action, it is possible that En K may seek to recover amounts previously paid to us under the agreements.

    NEED FOR STRATEGIC ALLIANCES

    We believe that there are certain potential advantages to entering into one or more strategic alliances with major interactive network or product providers. Although we have entered into certain of such alliances, we are actively seeking to enter into more of such alliances. Certain of our competitors and potential strategic allies may have entered into or may enter into agreements which may preclude such potential allies from entering into alliances with us. We cannot assure you that we will be successful in entering into any such strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that they will realize the anticipated benefits from such strategic alliance.

    DEPENDENCE ON SUPPLIERS; MANUFACTURING RISKS

    We rely primarily on outside suppliers and subcontractors for substantially all of our parts, components and manufacturing supplies. Certain materials are currently available only from one supplier or a limited number of suppliers. We do not maintain long-term supply contracts with our suppliers. The disruption or termination of our supply or subcontractor arrangements could have a material adverse effect on our and results of operations. Our reliance on third parties involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost, the potential lack of adequate capacity, and potential misappropriations of our Company's intellectual property. In addition, vendor delays or quality problems could also result in lengthy production delays.

    To obtain manufacturing resources, we may contract for manufacturing by third parties or may seek to enter into joint venture, sublicense, or other arrangements with another party which has established manufacturing capability. Alternatively, we may choose to pursue the commercialization of such products on our own. We cannot assure you that, either on our own or through arrangements with others, we will be able to obtain such arrangements on acceptable terms.

    RELIANCE ON KEY CUSTOMERS

    Our interactive video services revenues to date have been derived almost exclusively from five telecommunications customers, none of whom have placed a new order with us since June 1997. The lack of new projects and major customers has had, and may continue to have, a material adverse effect on the Company.

    LACK OF PATENT AND COPYRIGHT PROTECTION

    Although we have filed a provisional patent application with respect to certain technology, we hold no patents and have not generally filed patent applications. Our methods of protecting our proprietary knowledge may not afford adequate protection. We cannot assure you that any patents applied for will be issued, or, if issued, that such patents would provide them with meaningful protection from competition.

    In Asia and third world countries, in which we do business and have had license agreements, the unauthorized use of technology, whether protected legally or not, is widespread. It is possible that our technology will be subject to theft and infringement. Furthermore, in accordance with our current business plan, it will be necessary for us to make our intellectual property available to vendors, customers, and other companies in the industry, making it even more difficult to protect our technology.

    RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

    Technology-based industries, such as ours, is characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on the Company.

    NO ASSURANCE OF TECHNOLOGICAL SUCCESS

    Our ability to commercialize their products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share we will continually be required to make advances in technology. We cannot assure you that our research and development efforts will result in the development of such technology on a timely basis or at all. Any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on the Company. We cannot assure you that we will not encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products.

    We believe there are certain technological obstacles to be overcome in order to develop future products. These obstacles include the lack of an electronic data interchange server interface (used for real-time exchange of data between servers) and enhancements in the ability to access and utilize information stored on remote servers. In certain cases, we will be dependent upon technological advances which must be made by third parties. We cannot assure you that they or such third parties will not encounter technological obstacles which either delay or prevent us from completing the development of our future products. Such obstacles could have a material adverse effect on the Company.

    PRODUCT OBSOLESCENCE; TECHNOLOGICAL CHANGE

    The industries in which we operate is characterized by unpredictable and rapid technological changes and evolving industry standards. We will be substantially dependent on our ability to identify emerging markets and develop products that satisfy such markets. We cannot assure you that we will be able to accurately identify emerging markets or that any products we have or will develop will not be rendered obsolete as a result of technological developments.

    We believe that competition in our business may intensify as technological advances in the field are made and become more widely known. Many companies with substantially greater resources than ours are engaged in the development of products similar to those proposed to be sold by the Company. Commercial availability of such products could render our products obsolete, which would have a material adverse effect on the Company.

    From time to time, we may announce new products or technologies that have the potential to replace our existing products offerings. We cannot assure you that the announcement or expectation of new product offerings by us or others will not cause customers to defer purchases of existing Company products, which could materially adversely affect the Company.

    EFFECT OF INDUSTRY STANDARDS AND COMPATIBILITY WITH EQUIPMENT AND SOFTWARE

    The interactive video industry is currently characterized by emerging technological standards. Widespread commercial deployment of our products will depend on determinations by the industry as to whether such products will be compatible with the infrastructure equipment and software which comprise those standards. Failure to comply substantially with industry standards in a timely manner, either as they exist at a given time or as they may evolve in the future, could have a material adverse effect on the Company. In some cases, to be compatible with industry standards, we may need to obtain the cooperation of its suppliers, partners, and competitors, which we cannot assure.

    ERRORS AND OMISSIONS; SOFTWARE AND HARDWARE BUGS

    Certain of our products consist of internally developed software and hardware component sets, purchased software from third parties and purchased hardware components. Additionally, we outsource substantially all of the manufacturing of our products, including the installation and configuration of certain hardware and software components. There is a substantial risk that these components will have or could develop certain errors, omissions or bugs that may render our products unfit for the purposes for which they were intended. While there are no such known errors, omissions or bugs, we cannot assure you that such errors, omissions or bugs do not currently exist or will not develop in our current or future products. Any such error, omission or bug found in our products could lead to delays in shipments, recalls of previously shipped products, damage to the Company's reputation, and other related problems which would have a material adverse effect on the Company.

    GOVERNMENT REGULATION

    The Federal Communications Commission and certain state agencies regulate certain of our products and services and certain of the users of such products and services. We are also subject to regulations applicable to businesses generally, including regulations relating to manufacturing. In addition, regulatory authorities in foreign countries in which we sell or may sell our products may impose similar or more extensive governmental regulations.

    We rely upon, and contemplate that they will continue to rely upon, our corporate partners or interactive video system sponsors to comply with applicable regulatory requirements. We cannot assure you that such regulations will not materially adversely affect us by jeopardizing the projects in which we are participating, by imposing burdensome regulations on the users of the products, by imposing sanctions that directly affect us, or otherwise. Changes in the regulatory environment relating to the industries in which we compete could have an adverse effect on the Company. We cannot predict the effect that future regulation or regulatory changes may have on our business.

    PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

    The manufacture and sale of our products entail the risk of product liability claims. In addition, many of the telephone, cable, and other large companies with which we do or may do business may require financial assurances of product reliability. At the present time we do not maintain product liability insurance.

    VARIABILITY OF QUARTERLY OPERATING RESULTS

    Variations in our revenues and operating results occur from time to time as a result of a number of factors, such as the number of interactive video projects in which we are engaged, the completion of work or achievement of milestones on long-term projects, and the timing and progress of our product development efforts. The timing and realization of revenues is difficult to forecast, in part, because our sales and product development cycles for interactive video products can be relatively long and may depend on factors such as the size and scope of our projects.

    We have not received material new orders, other than an order in September 1998 for $96,000 and an order in January 1999 for $1,253,000 ($13,200 of which has been recognized through the third quarter of 1999) for interactive video projects since June 1997, although we received a number of orders for CD-ROM products in the fourth quarter of 1998. Furthermore, as a result of a variety of other factors, including the introduction of new products and services by competitors, and pricing pressures and economic conditions in various geographic areas where our customers and potential customers do business, our sales and operating results may vary substantially from year to year and from quarter to quarter.

    The variation in sales and operating results may be expected to increase as a result of the scaling back of our CD-ROM operations. In addition, the timing of revenue recognition for revenue received from long term projects under our accounting policies may also contribute to significant variations in our operating results from quarter to quarter.

    ANTI-TAKEOVER EFFECTS ASSOCIATED WITH THE ISSUANCE OF "BLANK CHECK" PREFERRED STOCK AND DELAWARE LAW

    Our Certificate of Incorporation authorizes our Board of Directors to issue up to 3,000,000 shares of "blank check" preferred stock. The Board of Directors, without stockholder approval, may fix all the rights of the preferred stock. The issuance of such stock could, among other results, negatively affect the voting power of the holders of common stock.

    Under certain circumstances, the issuance of the preferred stock would make it more difficult for a third party to gain control of the Company, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock. Such provisions may discourage attempts to acquire the Company. In addition, certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company.

    We have no current arrangement, commitment or understanding with respect to the issuance of our preferred stock. We cannot assure you, however, that we will not, in the future, issue shares of preferred stock.

    NON-CASH CHARGES

    As a result of our issuance of the Convertible Debentures and Warrants described in this prospectus, in the first and fourth quarters of fiscal 1999, we were required to reflect the difference between the aggregate conversion price of all of the Convertible Debentures and the current fair market value (on the date of issuance of the convertible debentures) of the shares underlying the Convertible Debentures as a discount on the Convertible Debentures and as additional paid in capital. The amount and additional paid in capital is being amortized as a non-cash interest expense over a 90-day period (the period between the date of issuance of the Convertible Debentures and the date the Convertible Debentures first become exercisable).

    As a result of our issuance of certain warrants in July 1997, as well as the repayment of notes issued in July 1997, we had an aggregate amount of non-cash interest expense and loss on extinguishments of debt of approximately $1,440,000. We also incurred a charge of approximately $306,834 related to the write-off of financing costs previously capitalized in connection with our private placements in 1996 and 1997. In addition, we incurred significant non-cash compensation expenses in 1997 related to the difference between the exercise price of certain options granted and the deemed fair value of the common stock underlying such options amounting to approximately $2,544,755.

    GENERAL ECONOMIC CONDITIONS

    The industry in which we compete relies in part upon consumer confidence and the availability of discretionary income. Both of these can be adversely affected during a general economic downturn. In addition, potential customers may not be willing or able to commit funds to interactive video projects during such a downturn.

    POSSIBLE VOLATILITY OF STOCK PRICE

    The market prices of equity securities of computer technology and software companies have experienced extreme price volatility in recent years for reasons not necessarily related to the individual performance of specific companies. Accordingly, the market price of the common stock may be highly volatile. The market price of the common stock may be significantly affected or may fluctuate substantially due to factors such as the following:

    -- announcements by the Company or its competitors concerning products, patents, technology and governmental regulatory actions;

    -- other events affecting computer technology and software companies generally; and

    --  general market and economic conditions.

                                  THE COMPANY

    We were incorporated in Tennessee in 1993 and were reincorporated in Delaware in August 1997. We design, develop, integrate, install, operate, and support interactive video services hardware and software. In the interactive video services area, we seeks to provide solutions, including products and services developed by us and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches. We have installed 15 digital video servers in five countries (China, Korea, Israel, Taiwan and Canada), on each of the major types of networks accommodating interactive video services. We believe that we have demonstrated the ability to deploy and operate interactive video systems over each of the major network types.

                              RECENT DEVELOPMENTS

    As of September 30, 1999, we had cash and cash equivalents of approximately $760 Since December 31, 1998, we have used funds from private financings and operations for working capital purposes to pay certain outstanding obligations. Our cash position continues to be uncertain and its working capital has declined since year-end. We will not be able to continue as a going concern unless we receive substantial funds from financings, operations or other sources. We are continuing to seek to arrange financing, including possible strategic investment or opportunities to sell some or all of our assets and business. We also continue to seek buyers for all (or portions) of our CD-ROM division, either the Mediator or WorkWare segments, or both. We are taking additional steps to collect accounts receivable. There can be no assurance that we will be able to obtain any such required additional funds on a timely basis, on favorable terms, or at all.

    We entered into a written lease agreement with Centerpoint Plaza, L.P., dated November 25, 1997, which was amended on April 1, 1998. The lease was terminated by the landlord as a result of our breach, effective January 29, 1999. Pursuant to an agreement between the Company and the landlord, we acknowledged breach of the lease due to our failure to pay the required rental amount, and the landlord agreed to forego its right to immediate possession of the premises until February 20, 1999 if we performed certain acts. The agreement provided that any time after February 20, 1999, the landlord could cause its counsel to (a) file a detainer warrant or complaint and (b) submit the answers and agreed judgments executed by the Company if the parties did not enter into a written agreement regarding the portion of the previously leased premises currently occupied by the Company. We are still in negotiations with the Landlord. No assurance can be given as to the successful conclusion of these negotiations.

    We have reduced our workforce to approximately 5 employees, due, in large measure, to our inability to realize sufficient cash flow from operations. We are in arrears in paying compensation to such employees. We will not be able to continue to retain such employees if we do not obtain additional funds to compensate them.

    On August 10, 1999 we entered into an Amended and Restated Agreement and Plan of Merger with FutureTrak International, Inc., and FutureTrak Merger Corp., our wholly owned subsidiary. Pursuant to the Amended and Restated Agreement and Plan of Merger our wholly owned subsidiary would have merged into FutureTrak International, Inc., with the result that FutureTrak International would have become our wholly owned subsidiary and our name would have become FutureTrak Systems, Inc. Furthermore, each share of common stock of FutureTrak International outstanding at the time of the merger would have been converted into one share of the common stock the newly formed company. We originally determined to merge with FutureTrak International because FutureTrak International planned to focus on the business of providing satellite television and other services to multihousing unit projects and we believed that FutureTrak International's technology was well suited for such projects.

    On December 7, 1999, the Company, FutureTrak Merger Corp., and FutureTrak International terminated the Amended and Restated Agreement and Plan of Merger prior to the completion of the merger. The Agreement was terminated primarily because efforts to obtain necessary funding for the planned activities of the merged companies did not prove successful. The Company and FutureTrak have therefore determined to pursue their separate businesses. Pursuant to the Termination Agreement dated December 7, 1999 our obligations to FutureTrak International and third parties with respect to money borrowed are not material.

                              SELLING STOCKHOLDERS

    The following table sets forth information concerning shares beneficially owned by the Selling Stockholders as of January 5, 2000.

    GMF Holdings, John Bridges, John P. Faure, Loni Spurkeland, Robert E. Dettle, Michael Genta, Lennart Dallgren, Richard T. Garrett, W. David McCoy, Dominick Chirarisi, Gilda A. Chirarisi, Joseph C. Cardella, Carl Hoehner, and John Bolliger are offering shares of common stock issuable upon conversion of the Convertible Debentures. Each of the holders of the Convertible Debentures has also entered into a subscription agreement and a registration rights agreement with the Company. See "Plan of Distribution" on page 23.

    May Davis Group, Inc., serves as a financial and investment banking consultant to the Company. As a result of services rendered by May Davis
Group, Inc., warrants to purchase a total of 250,000 shares of common stock at a price of 0.586 cents per share as well as 250,000 shares of common stock were issued to May Davis Group, Inc., Cornelius Max Rockwell, Mark Anthony Angelo, Hunter Scott Singer, and Joseph W. Donohue.

    Squadron, Ellenoff, Plesent & Sheinfeld, LLP serves as counsel to the Company. The Company has granted Squadron, Ellenoff a security interest in its personal property to secure payment of amounts due that firm. The Company has issued 263,129 shares of common stock to Squadron, Ellenoff for nominal consideration (of which 213,129 shares have been sold). To the extent that any accounts receivable are due it from the Company at any time when any such shares are sold by Squadron, Ellenoff, such accounts receivable shall be reduced by an amount equal to the net proceeds of such sale. Under certain circumstances, Squadron, Ellenoff may also apply a portion of the proceeds of such sale as a credit against amounts due Squadron, Ellenoff for certain legal services.

    The Company hired David Hultquist as a consultant for debt reorganization pursuant to an agreement dated December 18, 1999. The Company issued 200,000 shares of common stock at a price of $0.20 cents per share to Mr. Hultquist under the terms of that Agreement.

    The Company hired Mark Bergman as a consultant to the Company for investment public relations services pursuant to an agreement dated December 30, 1999. Pursuant to the agreement the Company issued Mr. Bergman 250,000 shares of common stock.

    Other than the relationship described above and the ownership of the Company's securities by the selling stockholders, none of the selling stockholders has had any material relationship with the Company within the past three years. The table has been prepared based on information furnished to the Company by or on behalf of the selling stockholders.

    Any or all of the shares listed below may be offered for sale by the selling stockholders from time to time and, therefore, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of this offering. Except as otherwise indicated, the selling stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                              BENEFICIAL OWNERSHIP

STOCKHOLDER                                          OFFERED          PRIOR TO SALE   AFTER SALE
-----------                                          --------         -------------   ----------
GMF Holdings.......................................  899,037(1)(5)             0             0(7)
John Bridges.......................................    8,093(2)(5)             0             0(7)
John P. Faure......................................   16,185(2)(5)             0             0(7)
Loni Spurkeland....................................    5,395(2)(5)             0             0(7)
Robert E. Dettle...................................   13,488(2)(5)             0             0(7)
Michael Genta......................................    5,395(2)(5)             0             0(7)
Lennart Dallgren...................................   10,790(2)(5)             0             0(7)
Richard T. Garrett.................................   53,950(3)(5)             0             0(7)
W. David McCoy.....................................   16,185(3)(5)             0             0(7)
Dominick & Gilda Chirarisi.........................    8,093(3)(5)             0             0(7)

Joseph C. Cardella.................................    5,395(3)(5)             0             0(7)
Carl Hoehner.......................................   26,964(3)(5)             0             0(7)
John Bolliger......................................    5,395(4)                0             0(7)
Squadron, Ellenoff, Plesent & Sheinfeld, LLP.......   50,000                   0             0(7)
David Hultquist....................................  200,000             215,000        15,000(7)
Mark Bergman.......................................  250,000                   0             0(7)
May Davis Group, Inc...............................   64,000(6)           74,000        10,000(7)
Cornelius Max Rockwell.............................  100,000(6)          116,250        16,250(7)
Mark Anthony Angelo................................  100,000(6)          116,250        16,250(7)
Hunter Scott Singer................................  100,000(6)          116,250        16,250(7)
Joseph W. Donahue..................................  100,000(6)          116,250        16,250(7)

------------------------

(1) Consists of shares of the Company's common stock issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under, the Convertible Debentures. The Company may not issue to the holders of the Convertible Debentures shares of common stock issuable upon the conversion of the Convertible Debentures representing in the aggregate more than 19.99% of the number of shares of common stock outstanding on the date the Convertible Debentures were purchased by the holders (or an aggregate of 899,037 shares) unless the stockholders of the Company approve the issuance of a greater number of shares of common stock. Such approval has not been obtained. See "Risk Factors--Obligations in Connection with the Issuance of the Convertible Debentures" on page 6.

(2) Consists of shares of the Company's common stock issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under, the Convertible Debentures. The Company may not issue to the holders of the Convertible Debentures shares of common stock issuable upon the conversion of the Convertible Debentures representing in the aggregate more than 19.99% of the number of shares of common stock outstanding on the date the Convertible Debentures were purchased by the holders (or an aggregate of 907,035 shares) unless the stockholders of the Company approve the issuance of a greater number of shares of common stock. Such approval has not been obtained. See "Risk Factors--Obligations in Connection with the Issuance of the Convertible Debentures" on page 6.

(3) Consists of shares of the Company's common stock issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under, the Convertible Debentures. The Company may not issue to the holders of the Convertible Debentures shares of common stock issuable upon the conversion of the Convertible Debentures representing in the aggregate more than 19.99% of the number of shares of common stock outstanding on the date the Convertible Debentures were purchased by the holders (or an aggregate of 921,164 shares) unless the stockholders of the Company approve the issuance of a greater number of shares of common stock. Such approval has not been obtained. See "Risk Factors--Obligations in Connection with the Issuance of the Convertible Debentures" on page 6.

(4) Consists of shares of the Company's common stock issuable upon conversion of the outstanding principal amount of, and interest and other amounts due under, the Convertible Debentures. The Company may not issue to the holders of the Convertible Debentures shares of common stock issuable upon the conversion of the Convertible Debentures representing in the aggregate more than 19.99% of the number of shares of common stock outstanding on the date the Convertible Debentures were purchased by the holders (or an aggregate of 1,137,412 shares) unless the stockholders of the Company approve the issuance of a greater number of shares of common stock. Such approval has not been obtained. See "Risk Factors--Obligations in Connection with the Issuance of the Convertible Debentures" on page 6.

(5) 1,068,970 shares of the Company's common stock are issuable as of January 10, 2000 upon conversion of the Convertible Debentures held by such selling stockholders in the aggregate, including shares issuable as liquidated damages in respect of the Convertible Debentures. See "Risk Factors--Obligations in Connection with the Issuance of the Convertible Debentures" on page 6.

(6) These shares of the Company's common stock are or may be issuable upon exercise of outstanding warrants (14,000 warrants issued to the May Davis Group, Inc, 50,000 warrants issued to Cornelius Max Rockwell, 50,000 warrants to Mark Anthony Angelo, 50,000 warrants to Hunter Scott Singer, and 50,000 warrants to Joseph W. Donahue)and shares of the Company's common stock of the Company issued for financial services rendered.(50,000 shares issued to the May Davis Group, Inc, 50,000 shares issued to Cornelius Max Rockwell, 50,000 shares to Mark Anthony Angelo, 50,000 shares to Hunter Scott Singer, and 50,000 shares issued to Joseph W. Donahue)

(7) Assuming all of the shares of common stock offered for sale on behalf of the Selling Stockholders are sold.

                                USE OF PROCEEDS

    We will not receive any proceeds from any sale of the shares offered hereby or upon conversion of the Convertible Debentures.

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be offered and sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made through the OTC Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the selling stockholders may receive commissions or discounts from the selling stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The selling stockholders may also sell such shares in accordance with Rule 144 under the Securities Act.

    In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any such other person. All of the foregoing may affect the marketability of the shares.

    We have entered into a registration rights agreement with the holders of the Convertible Debentures. Under such agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration of the shares offered hereby until the earliest of the date two years after the closing date of receipt of funds for the convertible debentures, the date upon which all of the shares offered hereby are no longer owned by the holders or the date when the holder may sell the shares offered hereby under Rule 144. We have also agreed to bear all reasonable expenses relating to the registration of the shares, including the fees and expenses of one counsel to the holders of the Convertible Debentures. Any underwriting or broker's discounts, commissions and fees and transfer taxes incurred in connection with the registration of the shares will be borne by the selling stockholders.

    The registration rights agreement also provides that we will indemnify and hold harmless the holders of the Convertible Debentures, any directors or officers of such holders or any person who controls such holders against any losses, claims, damages, liabilities or expenses (joint or several) that arise out of or are based upon certain statements, omissions or violations of this registration statement, unless any of the foregoing arise out of information furnished in writing to the Company by such persons. In such case, such persons shall indemnify the Company, its officers, directors and agents (including counsel) against any claims arising out of or based upon such furnished information. To the extent any indemnification is prohibited or limited by law, the indemnifying party has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable, subject to certain exceptions.

    Pursuant to the Convertible Debentures, we are not required to issue more than 19.99% of the number of shares of Common Stock outstanding on the date the Convertible Debentures were purchased by the holders, unless the shareholders of the Company approve the issuance of additional common stock (or Nasdaq waives the requirement). We have agreed to use commercially reasonable efforts to obtain such approval or waiver.

    The selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the shares offered hereby.

    Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

    The 143,000 shares issuable upon conversion of the Convertible Debentures described in this prospectus, are currently convertible at any time beginning ninety (90) days following the date of closing, into shares of Common Stock at a price equal to the following Conversion: at the Debenture holders option, either, 65% of the average closing Bid Price for the five (5) trading days immediately preceding conversion, or, $0.75 Cents per share. In lieu of any fractional share to which the Debenture holder would otherwise be entitled, the Company will pay the balance in cash.

    The Company shall have the right to redeem in part or in full any outstanding Debentures at 135% percent of the Principal plus accrued interest.

    The interest so payable will be paid at the time of Conversion to the person in whose name this Debenture is registered. At the time such interest is payable, the Company, in its sole discretion, may elect to pay interest in cash (via wire transfer or certified funds) or in the form of Common Stock. If paid in the form of Common Stock, the amount of stock to be issued will be calculated as follows: the value of the stock shall be the Bid Price on: (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. A number of shares of Common Stock with a value equal to the amount of interest due shall be issued. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total interest due, the Company will pay the balance in cash.

    The Convertible Debenture and all payments, including principal or interest, shall be subordinate and junior in right of payment to all Company Debt (as defined hereinafter), but only to the extent set forth as follows:

        (i) upon the maturity of any Company Debt, or any installment thereof then due by lapse of time, acceleration or otherwise, all Company Debt then due shall first be paid in full (or provision made for payment in full thereof) before any additional payment on account of principal or interest is made on this Debenture; and

        (ii) in the event of any insolvency or bankruptcy proceedings affecting the Company, or any receivership, liquidation, reorganization or other similar proceedings affecting the Company, and, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Company Debt shall be entitled to receive payment in full of all principal of and interest on all Company Debt before the holder of the Convertible Debenture is entitled to receive any payment on account of principal, interest or premium on the Convertible Debenture.

    The Convertible Debenture may be amended with the consent of the Debenture holder. Without the consent of the Debenture holder, the Convertible Debenture may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company obligations to the Debenture holder or to make any change that does not adversely affect the rights of the Debenture holder.

    An Event of Default is defined as follows: failure by the Company to pay amounts due within two (2) days of the Maturity Date failure by the Company to advise its transfer agent to issue Common Stock to the Debenture holder within two (2) business days of the Company's receipt of the Notice of Conversion from Debenture holder; or failure by the Company for thirty (30) days after notice to it to comply with any of its other agreements in the Debenture; and events of bankruptcy or insolvency. The Debenture holder may not enforce the Debenture except as provided.

    If a successor corporation assumes all the obligations of this predecessor, Celerity Systems, Inc., the predecessor corporation will be released from those obligations under the Debenture.

    A director, officer, employee or stockholders, as such, of the Company shall not have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of, or by reason of such obligations or their creation. The Debenture holder, by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Convertible Debenture.

    When the Debenture holder elects to convert a part of the Debenture, then the Company shall reissue a new Convertible Debenture in the same form as this Debenture to reflect the new principal amount.

    The Company and the Debenture holder agree that in no event shall the Company be required to issue (i) an aggregate number of shares constituting more than 19.99% of the number of shares of Common Stock outstanding on the date of such issuance or (ii) a number of shares that would result in a change of control of the Company, unless the shareholders of the Company approve such issuance of additional Common Shares or NASDAQ waives the applicable requirements of Market Place Rule 4310(H)(i). The Company agrees to use commercially reasonable efforts to obtain such approval or waiver on or prior to the 90(th) day following the date that more than 19.99% of the Common Stock would otherwise be issuable pursuant to outstanding Debentures or that an issuance would otherwise result in a change of control by scheduling a shareholders meeting as soon as practicable after such date.

    266,474 shares issuable upon conversion of the Convertible Debentures described in this prospectus, may be converted at any time beginning ninety
(90) days following the date of closing, into shares of Common Stock at a price equal to the following Conversion: at the Debenture holders option, either, 65% of the average closing Bid Price for the five (5) trading days immediately preceding conversion, or, $0.50 Cents per share. In lieu of any fractional share to which the Debenture holder would otherwise be entitled, the Company will pay the balance in cash.

    The Company shall have the right to redeem in part or in full any outstanding Debentures at 135% percent of the Principal plus accrued interest.

    The interest so payable will be paid at the time of Conversion to the person in whose name the Convertible Debenture is registered. At the time such interest is payable, the Company, in its sole discretion, may elect to pay interest in cash (via wire transfer or certified funds) or in the form of Common Stock. If paid in the form of Common Stock, the amount of stock to be issued will be calculated as follows: the value of the stock shall be the Bid Price on:
(i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. A number of shares of Common Stock with a value equal to the amount of interest due shall be issued. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total interest due, the Company will pay the balance in cash.

    The Convertible Debenture and all payments, including principal or interest, shall be subordinate and junior in right of payment to all Company Debt (as defined hereinafter), but only to the extent set forth as follows:

        (i) upon the maturity of any Company Debt, or any installment thereof then due by lapse of time, acceleration or otherwise, all Company Debt then due shall first be paid in full (or provision made for payment in full thereof) before any additional payment on account of principal or interest is made on this Debenture; and

        (ii) in the event of any insolvency or bankruptcy proceedings affecting the Company, or any receivership, liquidation, reorganization or other similar proceedings affecting the Company, and, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Company Debt shall be entitled to receive payment in full of all principal of and interest on all Company Debt before the holder of this Debenture is entitled to receive any payment on account of principal, interest or premium on this Debenture.

    The Convertible Debenture may be amended with the consent of the Debenture holder. Without the consent of the Debenture holder, the Convertible Debenture may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company obligations to the Debenture holder or to make any change that does not adversely affect the rights of the Debenture holder.

    An Event of Default is defined as follows: failure by the Company to pay amounts due hereunder within two (2) days of the Maturity Date failure by the Company to advise its transfer agent to issue Common Stock to the Debenture holder within two (2) business days of the Company's receipt of the Notice of Conversion from Debenture holder; or failure by the Company for thirty
(30) days after notice to it to comply with any of its other agreements in the Debenture; and events of bankruptcy or insolvency. The Debenture holder may not enforce the Convertible Debenture except as provided.

    If a successor corporation assumes all the obligations of the predecessor, Celerity Systems, Inc., the predecessor corporation will be released from those obligations under the Debenture.

    A director, officer, employee or stockholders, as such, of the Company shall not have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of, or by reason of such obligations or their creation. The Debenture holder, by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debenture.

    When the Debenture holder elects to convert a part of the Convertible Debenture, then the Company shall reissue a new Convertible Debenture in the same form as this Debenture to reflect the new principal amount.

    The Company and the Debenture holder agree that in no event shall the Company be required to issue (i) an aggregate number of shares constituting more than 19.99% of the number of shares of Common Stock outstanding on the date of such issuance or (ii) a number of shares that would result in a change of control of the Company, unless the shareholders of the Company approve such issuance of additional Common Shares or NASDAQ waives the applicable requirements of Market Place Rule 4310(H)(i). The Company agrees to use commercially reasonable efforts to obtain such approval or waiver on or prior to the 90(th) day following the date that more than 19.99% of the Common Stock would otherwise be issuable pursuant to outstanding Debentures or that an issuance would otherwise result in a change of control by scheduling a shareholders meeting as soon as practicable after such date.

    13,000 shares issuable upon conversion of the Convertible Debenture described in this prospectus, may be converted at any time beginning ninety
(90) days following the date of closing, into shares of Common Stock at a price equal to the following Conversion: at the Debenture holders option, either, 65% of the average closing Bid Price for the five (5) trading days immediately preceding conversion, or, $0.75

Cents per share. In lieu of any fractional share to which the Debenture holder would otherwise be entitled, the Company will pay the balance in cash.

    The Company shall have the right to redeem in part or in full any outstanding Convertible Debenture at 135% of the Principal plus accrued interest.

    The interest so payable will be paid at the time of Conversion to the person in whose name the Convertible Debenture is registered. At the time such interest is payable, the Company, in its sole discretion, may elect to pay interest in cash (via wire transfer or certified funds) or in the form of Common Stock. If paid in the form of Common Stock, the amount of stock to be issued will be calculated as follows: the value of the stock shall be the Bid Price on:
(i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. A number of shares of Common Stock with a value equal to the amount of interest due shall be issued. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total interest due, the Company will pay the balance in cash.

    The Debenture and all payments, including principal or interest, shall be subordinate and junior in right of payment to all Company Debt (as defined hereinafter), but only to the extent set forth as follows:

        (i) upon the maturity of any Company Debt, or any installment thereof then due by lapse of time, acceleration or otherwise, all Company Debt then due shall first be paid in full (or provision made for payment in full thereof) before any additional payment on account of principal or interest is made on this Debenture; and

        (ii) in the event of any insolvency or bankruptcy proceedings affecting the Company, or any receivership, liquidation, reorganization or other similar proceedings affecting the Company, and, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Company Debt shall be entitled to receive payment in full of all principal of and interest on all Company Debt before the holder of this Debenture is entitled to receive any payment on account of principal, interest or premium on this Debenture.

    The Convertible Debenture may be amended with the consent of the Debenture holder. Without the consent of the Debenture holder, the Convertible Debenture may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company obligations to the Debenture holder or to make any change that does not adversely affect the rights of the Debenture holder.

    An Event of Default is defined as follows: failure by the Company to pay amounts due hereunder within two (2) days of the Maturity Date failure by the Company to advise its transfer agent to issue Common Stock to the Debenture holder within two (2) business days of the Company's receipt if the Notice of Conversion from Debenture holder; or failure by the Company for thirty
(30) days after notice to it to comply with any of its other agreements in the Debenture; and events of bankruptcy or insolvency. The Debenture holder may not enforce the Debenture except as provided.

    If a successor corporation assumes all the obligations of the predecessor, Celerity Systems, Inc., the predecessor corporation will be released from those obligations under the Debenture.

    A director, officer, employee or stockholders, as such, of the Company shall not have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of, or by reason of such obligations or their creation. The Debenture holder, by accepting a Convertible Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debenture.

    When the Debenture holder elects to convert a part of the Convertible Debenture, then the Company shall reissue a new Debenture in the same form as this Debenture to reflect the new principal amount.

    The Company and the Debenture holder agree that in no event shall the Company be required to issue (i) an aggregate number of shares constituting more than 19.99% of the number of shares of Common Stock outstanding on the date of such issuance or (ii) a number of shares that would result in a change of control of the Company, unless the shareholders of the Company approve such issuance of additional Common Shares or NASDAQ waives the applicable requirements of Market Place Rule 4310(H)(i). The Company agrees to use commercially reasonable efforts to obtain such approval or waiver on or prior to the 90(th) day following the date that more than 19.99% of the Common Stock would otherwise be issuable pursuant to outstanding Debentures or that an issuance would otherwise result in a change of control by scheduling a shareholders meeting as soon as practicable after such date.

                                 LEGAL MATTERS

    The validity of the shares under applicable state law has been passed upon for the Company by Butler Gonzalez, Union, New Jersey 07083.

    We are currently a defendant in two litigations. The litigations arise from our nonpayment for software licenses and for non payment of furniture transportation expenses. We believe our exposure in these litigations will not exceed $13,500.00 collectively. Furthermore we believe that through continued negotiations we will be able to settle these litigations.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices in New York City and Chicago. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically (http://www.sec.gov). You also may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference and make a part of this prospectus the following:

        (1) Amendment No.2 to the Company's Quarterly Report on Form 10-QSBA for the period ended September 30, 1999;

        (2) a Form 12b-25 filed November 16, 1999;

        (3) the Company's Current Report on Form 8-K, having a report date of December 8, 1999;

        (4) the Company's Form 8-K, having a report date of November 1, 1999;

        (5) the Company's Form 8-K having a report date of October 27, 1999;

        (6) the Company's Form 8-K having a report date of October 8, 1999;

        (7) Amendment No.1 to the Company's Annual Report on Form 10-KSB for the Fiscal year ended December 31, 1998;

        (8) the Company's Annual Report on Form 10-QSB for the period ended December 31, 1998.

        (9) the description of the Company's common stock contained in its Registration Statement on Form 8-A (file no. 0-23279) filed with the Commission on October 28, 1997.

    Each document filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering made hereby is also incorporated by reference into this prospectus from the filing date of filing of such document.

    If any statement in any document incorporated by reference is inconsistent with this prospectus, the statement in the latest document supersedes the earlier statement. You should not rely on any statement that has been superseded.

    The Company will provide upon request a free copy of the documents that are incorporated by reference in the prospectus. Requests for such information should be directed to: Celerity Systems, Inc., 122 Parimeter Drive, Knoxville, Tennessee 37922; Attention: Kenneth D. Van Meter. The Company's telephone number is (865) 539-5300.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    Certain statements included or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and include statements made in press releases and oral statements made by our officers, directors or employees acting on our behalf. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, market demand for the Company's products, successful implementation of the Company's products, competitive factors, the ability to manage the Company's growth, the ability to recruit additional personnel and other factors referenced in this prospectus and in the company's filings with the Securities and Exchange Commission. In addition to statements which explicitly describe such risks and uncertainties, you are urged to consider statements labeled with the terms "believes," "belief," "expects," "plans," "anticipates" or "intends," to be uncertain and forward-looking.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONNOT CONTAINED IN THIS PROSPECTUS INCONNECTION WITH THE OFFERING MADE HEREBY, OR MADE AND, IF GIVEN SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Summary of Offering ..................      2
Risk Factors..........................      3
The Company...........................     13
Selling Stockholders..................     14
Use of Proceeds.......................     17
Plan of Distribution..................     17
Legal Matters.........................     22
Experts...............................     22
Where You Can Find More Information...     22
Special Note Regarding Forward Looking
  Statements..........................     23

                             CELERITY SYSTEMS, INC.

                              2,321,511 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               FEBRUARY   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee........................................   $1,226
Legal Fees and Expenses.....................................   $    0*
Accounting Fees and Expenses................................   $7,500*
Miscellaneous...............................................   $    0*

    Total...................................................   $8,726

------------------------

*   Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware General Corporation Law, Section 102(b)(7), subject to certain exceptions, enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care.

    The Company's Certificate of Incorporation includes the following language:

    "No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit."

    In addition, Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which a director or officer acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe the conduct was lawful.

    The Company's Certificate of Incorporation includes the following language:

    "Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its director or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent in any other capacity while serving as a director, officer, employee, or agent in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provided broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise, or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article Ninth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation."

    The Company has a liability insurance policy in effect for officers and directors. Such insurance, in certain instances, insures the directors and officers of the Company against liabilities arising under the Securities Act, including liabilities arising out of the offering made by this Registration Statement.

ITEM 16. EXHIBITS

    (a) The following exhibits are filed herewith:

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
         4.1            Form of 4% Convertible Debenture due 2004, between the
                          Company and GMF Holdings(1)
         4.2            Form of 4% Convertible Debenture due 2002, between the
                          Company and each of John Bridges, John Faure,
                          Loni Spurkeland, Robert Dettle, Michael Genta,
                          Lennart Dallgren(2)
         4.3            Form of 8% Convertible Debenture due 2002, between the
                          Company and each of Richard T. Garrett, W. David McCoy,
                          Dominick Chirarisi, Gilda R. Chirarisi, Joseph C.
                          Cardella, Carl Hoehner(2)
         4.4            Form of 8% Convertible Debenture due 2003, between the
                          Company and John Bolliger(2)
         4.5            Form of Registration Rights Agreement, between the Company and GMF Holdings(1)
         4.6            Form of Registration Rights Agreement, between the Company and each of John Bridges, John Faure, Loni Spurkeland,
                          Robert Dettle, Michael Genta, Lennart Dallgren(2)
         4.7            Form of Registration Rights Agreement, between the Company and each of Richard T. Garrett, W. David McCoy,
                          Dominick Chirarisi, Gilda R. Chirarisi, Joseph C.
                          Cardella, Carl Hoehner(2)
         4.8            Form of Registration Rights Agreement, between the Company and John Bolliger(2)
         4.9            Form of Line of Credit Agreement, between the Company and
                          GMF Holdings(1)
         4.10           Form of Warrant issued September 30, 1999(2)
         5              Opinion of Butler Gonzalez, LLP(2)
        23.1            Consent of PricewaterhouseCoopers LLP(2)
        23.2            Consent of Butler Gonzalez, LLP (contained in the Opinion
                          filed as Exhibit 5)
        24              Power of Attorney (included on the signature pages hereto)
        27              Financial Data Schedule(3)

------------------------

(1) Incorporated by reference to the Form 8-K filed on October 8, 1999.

(2) Filed herewith.

(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSBA for the period ended September 30, 1999

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 ("Registration Statement") and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Knoxville, State of Tennessee, February 15, 2000.

                                                       CELERITY SYSTEMS, INC.

                                                       By:           /s/ KENNETH D. VAN METER
                                                            -----------------------------------------
                                                                       Kenneth D. Van Meter
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                      CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth D. Van Meter, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in- act and agent may lawfully do or cause to be done by virtue hereof.

    In accordance with to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       President, CEO and Chairman
               /s/ KENNETH VAN METER*                    of the Board (Principal
     -------------------------------------------         Executive Office Principal  February 15, 2000
                  Kenneth Van Meter                      Financial Officer)

               /s/ KENNETH VAN METER*
     -------------------------------------------       Director                      February 15, 2000
                   Fenton Scruggs

               /s/ KENNETH VAN METER*
     -------------------------------------------       Director                      February 15, 2000
                  Donald Greehouse

               /s/ KENNETH VAN METER*
     -------------------------------------------       Director                      February 15, 2000
                   Stephen Portch

               /s/ KENNETH VAN METER*
     -------------------------------------------       Director                      February 15, 2000
                   Mark Braunstein

               /s/ KENNETH VAN METER*
     -------------------------------------------       Director                      February 15, 2000
                     Glenn West

------------------------

*   Attorney-in-fact and agent

                               INDEX TO EXHIBITS

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
         4.1            Form of 4% Convertible Debenture due 2004, between the
                          Company and GMF Holdings(1)
         4.2            Form of 4% Convertible Debenture due 2002, between the
                          Company and each of John Bridges, John Faure, Loni
                          Spurkeland, Robert Dettle, Michael Genta, Lennart
                          Dallgren(2)
         4.3            Form of 8% Convertible Debenture due 2002, between the
                          Company and each of Richard T. Garrett, W. David McCoy,
                          Dominick Chirarisi, Gilda R. Chiaraisi, Joseph C.
                          Cardella, Carl Hoehner(2)
         4.4            Form of 8% Convertible Debenture due 2003, between the
                          Company and John Bolliger(2)
         4.5            Form of Registration Rights Agreement, between the Company and GMF Holdings(1)
         4.6            Form of Registration Rights Agreement, between the Company and each of John Bridges, John Faure, Loni Spurkeland,
                          Robert Dettle, Michael Genta, Lennart Dallgren(2)
         4.7            Form of Registration Rights Agreement, between the Company and each of Richard T. Garrett,W. David McCoy, Dominick
                          Chirarisi, Gilda R. Chirarisi, Joseph C. Cardella, Carl
                          Hoehner(2)
         4.8            Form Registration Rights Agreement, between the Company and
                          John Bolliger(2)
         4.9            Form of Line of Credit Agreement, between the Company GMF
                          Holdings(1)
         4.10           Form of Warrant issued September 30, 1999(2)
         5              Opinion of Butler Gonzalez, LLP(2)
        23.1            Consent of PricewaterhouseCoopers LLP(2)
        23.2            Consent of Butler Gonzalez, LLP (contained in the Opinion
                          filed as Exhibit 5)
        24              Power of Attorney (included on the signature pages hereto)
        27              Financial Data Schedule(3)

------------------------

(1) Incorporated by reference to the Company's Form 8-K filed on October 8,
    1999.

(2) Filed herewith.

(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSBA for the period ended September 30, 1999.